Form N-SAR

Sub-Item 77Q1(b)
Text of Proposals Described in Sub-Item 77D
Janus Aspen Strategic Value Portfolio
Janus Aspen Mid Cap Growth Portfolio
Janus Aspen Global Life Sciences Portfolio
Janus Aspen Flexible Income Portfolio
33-63212, 811-7736







                               Janus Aspen Series
                            Strategic Value Portfolio
                           Aggressive Growth Portfolio
                            Flexible Income Portfolio

                    Supplement dated February 14, 2003 to the
               currently effective Prospectuses dated May 1, 2002

On January 31, 2003, the Trustees of Janus Aspen Series approved the reorganization of Strategic Value Portfolio into Mid Cap Value Portfolio, subject to approval by the shareholders of Strategic Value Portfolio. Shareholders will be receiving materials seeking approval of the proposed reorganization in March and, if approved, the reorganization is expected to be effective on or about May 1, 2003.

Effective on May 1, 2003, the following changes will be implemented for Aggressive Growth Portfolio and Flexible Income Portfolio:

     1. Aggressive Growth Portfolio will change its name to "Mid Cap Growth Portfolio."

     2. Under normal circumstances, Mid Cap Growth Portfolio will invest at least 80% of its net assets in equity securities of mid-sized companies whose market capitalization falls, at the time of purchase, in the 12-month average of the capitalization range of the Russell Midcap Growth Index.

     3. Flexible Income Portfolio will invest at least 65% (at the time of purchase) of its assets in investment grade debt securities and will maintain a dollar-weighted average portfolio maturity of five to ten years.

     4. Flexible Income Portfolio will limit its investment in high-yield/high-risk bonds to less than 35% (at the time of purchase) of its net assets.

Potential investors in the Portfolios should consider this information in making a long-term investment decision.


Effective on May 1, 2003, the diversification classification of Global Life Sciences Portfolio changed to diversified. The details of this classification change are reflected in Post-Effective Amendment No. 33 to Janus Aspen Series' registration statement on Form N-1A, filed on April 30, 2003, accession number 0001035704-03-00269 (File No. 33-63212), and such filing is herein incorporated by reference as an exhibit to Sub-Item 77D of Form N-SAR.